Exhibit 10.44

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”) and Mohan Misra (the “Executive”) entered into an Executive Employment Agreement dated as of April 30, 2007 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the terms of the Agreement relating to salary and hours devoted to the Company.

WHEREAS, the Company’s Compensation Committee has approved the amendment to the Agreement.

NOW, THEREFORE, the Company and Executive agree that the Base Salary (as defined in the Agreement) of the Executive shall be $161,625 beginning January 7, 2008, and that Section 2 of the Agreement is amended and superseded in its entirety to read as follows:

Duties.  The executive will devote at least 20 hours per week and his energies and best efforts to the promotion of the business and affairs of the Company, with responsibility to perform such duties as are specified from time to time by the Board of Directors of the Company (the “Board”) and/or the chief executive officer of the Company (the CEO)”. The Executive should report to the Board.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of July 1, 2008.

COMPANY:	ASCENT SOLAR TECHNOLOGIES, INC.

	By:	/s/ Gary Gatchell
	Name:	Gary Gatchell
	Title:	Chief Financial Officer

EXECUTIVE:

/s/ Mohan Misra
Mohan Misra